Exhibit 99.1

Entravision Continues Digital and International Expansion with Full Acquisition of the Remaining Interest in Cisneros Interactive

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Entravision now owns 100% interest in Cisneros Interactive, a leader in the rapidly growing digital advertising sector in Latin America
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Cisneros Interactive will continue managing the operating business and client outreach, with Victor Kong as its CEO
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Entravision and Cisneros will maintain their strong partnership and will continue to collaborate on potential new digital initiatives worldwide
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Entravision’s digital platform continues to strengthen with global reach that spans over 30 countries across the U.S., Latin America, Europe and Asia

SANTA MONICA, CALIFORNIA, August 31, 2021 – Entravision Communications Corporation (NYSE: EVC) (“Entravision” or “the Company”), a leading global media and marketing technology company, today announced that the Company has acquired the remaining 49% interest in Cisneros Interactive. Entravision now owns 100% of Cisneros Interactive, having first acquired a majority stake in the company in October 2020. With this full acquisition, Entravision will further position the combined platforms and service portfolio to be one of the largest premier global digital advertising solutions companies.

Over the past decade, through both organic growth and acquisitions, Entravision’s digital marketing offerings have expanded significantly. Entravision’s Digital business now focuses on several key areas, including: Top Tier global audience and media representations; programmatic technology; digital audio solutions advertising and branding; and mobile performance solutions. Cisneros Interactive maintains unique sales partnerships in 17 Latin American countries, including partnerships with Facebook, Spotify and LinkedIn. The company also offers digital audio solutions and services through representation of a vast audience reached through 350 publishers.

“We are very pleased to continue to invest in the Cisneros Interactive – Entravision business to enhance our digital market leadership,” said Walter Ulloa, Chairman and Chief Executive Officer of Entravision. “This joint venture has been a great addition to Entravision, with impressively strong performance, leadership and culture. Digital revenues have surged over the past three quarters since our majority investment in Cisneros Interactive, and we plan to continue to invest in expanding our global footprint, management and digital service tools.”

With the full ownership of Cisneros Interactive, along with Entravision’s most recent acquisition of MediaDonuts, which added digital capabilities in 7 countries in Asia, digital now comprises 73% of consolidated revenue as of the most recently reported quarter ended June 30, 2021. Digital

Segment revenue improved over 1,000% year-over-year to total $130.2 million for the second quarter 2021.

“We are excited about this transaction and our continued partnership with Entravision,” said Adriana Cisneros, CEO of Cisneros. “Working with Entravision over the past nine months has been an incredible opportunity to grow the Cisneros Interactive business with Entravision’s resources and broad network capabilities that have further enhanced the strong client and partnership relationships we have built with some of the world’s leading digital companies. Cisneros plans to maintain this active partnership with Entravision by having the Cisneros Interactive management team continue to manage the business and by exploring new digital ventures at a global scale.”

“Today’s announcement is a major milestone for the Cisneros Interactive and Entravision team, and I would like to thank them and our partners for making this accomplishment possible,” said Victor Kong, Chief Executive Officer of Cisneros Interactive. “With the support of Entravision, Cisneros Interactive’s business has reached new heights. Now, with Entravision acquiring full ownership of our company, we can take our leadership position even further with additional synergies and by further expanding our global reach.”

For more information on the transaction, please review the Company’s most recent filings with the Securities and Exchange Commission on Form 8-K.

About Entravision

Entravision is a diversified global media, marketing and technology company serving clients throughout the United States and in fast growing population centers in more than 30 countries across Latin America, Europe and Asia. Our dynamic portfolio of services includes digital, television and radio offerings. Digital, our largest revenue segment, is comprised of four core businesses: Entravision Digital, Smadex, Cisneros Interactive and MediaDonuts. Entravision Digital provides branding and performance digital solutions to clients and small- and mid-size businesses throughout the world, including the U.S., Latin America and Europe. Smadex provides cutting-edge mobile programmatic solutions and demand-side platforms which enable advertisers to effectively execute performance campaigns using machine-learned bidding algorithms. Cisneros Interactive provides unique digital marketing solutions representing major global publishers and ad-tech platforms in Latin America, while also managing the leading digital audio network and solutions player Audio.Ad. MediaDonuts provides digital marketing performance and branding services in the Southeast Asia region and maintains unique commercial partnerships with some of the world’s leading digital publishers and social media platforms. Beyond the digital space, Entravision has 54 television stations and is the largest affiliate group of the Univision and UniMás television networks. Entravision also manages 47 primarily Spanish-language radio stations that feature nationally recognized, Emmy award-winning talent. Shares of Entravision Class A Common Stock trade on the NYSE under ticker: EVC. Learn more about all of our innovative media, marketing and technology offerings at entravision.com or connect with us on social on LinkedIn and Facebook.

About Cisneros Interactive

Cisneros Interactive is the leading digital advertising company serving the Latin America region. The company has an active presence in 17 countries, leveraging unique commercial partnerships with Facebook, Spotify, LinkedIn and other leading media and technology platforms. In addition, the company has the leading digital audio ad network with more than 350 publishers through a full solution technology stack tech offering under the Audio.Ad brand. Cisneros Interactive is a business unit of Entravision Communications Corporation (NYSE: EVC).

Forward Looking Statements

This press release contains certain forward-looking statements, including without limitation the Company’s current expectations and intentions with respect to the filing of its Form 10-K. These forward-looking statements, which are included in accordance with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, may involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results and performance in future periods to be materially different from any future results or performance suggested by the forward-looking statements in this press release. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that actual results will not differ materially from these expectations, and the Company disclaims any duty to update any forward-looking statements made by the Company. From time to time, these risks, uncertainties and other factors are discussed in the Company’s filings with the Securities and Exchange Commission.

For more information please contact:

Entravision:

Christopher T. Young

Chief Financial Officer

310-447-3870

Kimberly Esterkin

ADDO Investor Relations

310-829-5400

evc@addo.com